UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2016

HOPE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3200 Wilshire Boulevard, Suite 1400, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 387-3200.

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2016, Hope Bancorp, Inc. (the “Company”) received a written letter of resignation from Gary E. Peterson indicating that he had accepted an offer of employment as a Managing Director of one of the largest public accounting, consulting and technology firms in the United States (“Consulting Firm”). Consulting Firm currently serves as a consultant to the Company, and due to Consulting Firm’s policy prohibiting managing director-level employees from serving as a member of the board of directors of a client firm, Mr. Peterson resigned from his position on the Audit Committee effective immediately.

To provide Mr. Peterson with time to transfer his board and committee responsibilities, Mr. Peterson, the Company and the Consulting Firm have agreed that Mr. Peterson will continue to serve as a member of the Board of Directors of the Company and as the Chair of the Board Risk Committee through the conclusion of the committee and Board meetings currently scheduled for October 19-20, 2016.

Mr. Peterson’s resignation is not as a result of any dispute or disagreement with the Company.

Item 8.01	Other Events.

On September 26, 2016, the Company issued a news release concerning its branch optimization plan that includes a first phase of branch consolidations to be completed by year-end 2016, as well as expansion plans for an additional branch opening in the Houston market in 2017. A copy of the September 26, 2016 press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.         Description of Exhibit

99.1	Hope Bancorp, Inc. news release dated September 26, 2016 concerning the Company’s branch optimization plan and expansion plans in Houston.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hope Bancorp, Inc.

Date: September 28, 2016	/s/ Kevin S. Kim
Kevin S. Kim
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

99.1	Hope Bancorp, Inc. news release dated September 26, 2016 concerning the Company’s branch optimization plan and expansion plans in Houston.